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                                                                    EXHIBIT 99.1

Cosi, Inc.
242 West 36th Street
New York, NY 10018

April 16, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

Cosi, Inc., a Delaware corporation (the "Company"), has received a representation letter from Arthur Andersen LLP ("Andersen"), the Company's independent public accountants, in connection with the issuance of Andersen's audit report included within this filing of the Company's Registration Statement on Form S-1. In its letter, Andersen has represented to the Company that its audits of the consolidated balance sheets of the Company and its subsidiaries, as of January 1, 2001 and December 31, 2001, and the related consolidated statements of operations, redeemable securities and stockholders' equity and cash flows for the years then ended, were subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagements were conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audits and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen to conduct portions of the audits was not relevant.

                                                           Very truly yours,

                                                      /s/ Andrew M. Stenzler

                                                          Andrew M. Stenzler
                                      Chairman of the Board of Directors and
                                                     Chief Executive Officer
                                               (Principal Executive Officer)